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                     December 31, 2020

       James Foster
       Chief Executive Officer
       Charles River Laboratories International, Inc.
       251 Ballardvale Street
       Wilmington, Massachusetts

                                                        Re: Charles River
Laboratories International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 28, 2019
                                                            Filed February 11,
2020
                                                            File No. 001-15943

       Dear Mr. Foster:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Bobbie L. King Jr.